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                                                                    Exhibit 10.2

                              EMPLOYMENT AGREEMENT

     This Employment Agreement ("Agreement") is made and entered into as of the Closing (the "Effective Date"), by and between Onyx Software Corporation, a Washington corporation (the "Company"), and Kevin Corcoran ("Employee").

     WHEREAS, the Company, RevenueLab LLC, a Delaware limited liability company, and the Members of RevenueLab, LLC (including Employee) have entered into a Unit Purchase Agreement (the "Purchase Agreement"), dated as of the date of this Agreement, pursuant to which the Company will purchase all of the outstanding Class A and Class B membership units of RevenueLab, LLC. After the closing of the transactions contemplated by the Purchase Agreement (the "Closing"), RevenueLab LLC will be a wholly owned subsidiary of the Company.

     WHEREAS, the Company desires to employ Employee and Employee desires to be employed by the Company, all upon the terms and conditions set forth herein.

     WHEREAS, the execution of this Agreement by the parties hereto is a condition to the Closing.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee agree as follows:

     1.   EMPLOYMENT

     1.1 Appointment. The Company agrees to employ Employee to serve in the capacity of Chief Marketing Officer ("CMO") or in such other position as the Company may determine at its sole discretion, and Employee accepts such employment in accordance with the terms of employment hereinafter specified ("Employee's Employment").

     2.  DUTIES AND SCOPE OF EMPLOYMENT

     2.1 Duties. Employee shall report directly to Chief Executive Officer ("CEO"), or any other manager selected by the Company. Employee's duties shall include such duties as reasonably dictated by the Company.

     2.2 Obligations. Employee agrees to faithfully and conscientiously serve the Company, to devote his full time, skill, attention and energy to the business and affairs of the Company and its direct and indirect subsidiaries (collectively, the "Affiliates"), and to perform his duties hereunder competently, diligently and to the best of his abilities. During the term of Employee's Employment, Employee's services shall be rendered exclusively for the Company and its Affiliates, and Employee shall not render services for his own account or for any third party, without the prior written approval of the CEO. Nothing contained in this Section shall preclude or restrict Employee from (i) making passive investments or from performing volunteer, charitable, religious, community, or other minimally-compensated (i.e., less than $5,000 per annum) work, which neither interfere with the performance of his duties hereunder nor violate any other agreement between Employee and the Company or (ii) performing the activities detailed in Schedule 1 to this Agreement.

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     3.   COMPENSATION AND BENEFITS

     3.1 Base Compensation. During the term of employment under this Agreement, the Company agrees to pay the Employee as compensation for services a base salary at the annual rate of $150,000 or at such higher rate as the Company may determine from time to time. Such salary shall be payable semi-monthly in accordance with the standard payroll procedures of the Company. The annual compensation specified in this Section 3.1, together with any adjustments in such compensation that the Company may grant from time to time is referred to in this Agreement as "Base Compensation."

     3.2 Bonus. Employee shall be entitled to a one-time bonus in the amount of $37,500, which will be due and payable upon the Closing.

     3.3 Leveraged Compensation Plan. Employee will participate in the Company's annual incentive compensation plan ("Leveraged Compensation Plan"). Employee shall be eligible to participate in Onyx' Leveraged Compensation Program for a target of $150,000 if he achieves the specific performance objectives for any given one-year period, broken out into 6 month segments and semi-annual reviews and pay-outs. The performance objectives shall be determined and approved at the beginning of each performance period by the CEO (or other manager as contemplated in Section 2.1) in collaboration with the Employee. Employees leveraged compensation will be determined based upon both the Company's achievement of designated financial and business goals and the designated financial and business objectives of RevenueLab. The specifics of Employee's incentive bonus shall be detailed in Employee's individual compensation plan, which is hereby incorporated by reference.

     3.4  Stock Options.

          3.4.1 Provided that Employee has executed a Termination of Option Offer (as defined in the Purchase Agreement), Employee shall be granted nonqualified stock options to purchase 105,282 shares of Onyx common stock at $5.957 per/1/ share (the "Options") pursuant to a non-plan grant, the terms of such non-plan grant to be materially consistent with the Company's 2001 Non-officer Employee Stock Compensation Plan. The Options shall vest over the course of four and one-half years, with 22% vesting on the one-year anniversary of grant and 1/54 vesting each month thereafter; provided, however, that if (i) Employee is terminated without Reasonable Cause or (ii) Employee resigns for Good Reason (each term, as defined below), before the eighteen-month anniversary of the Closing (the "First Milestone"), the Options shall, upon termination, automatically vest and become exercisable for a total of 33%/2/ of the total number of Onyx shares originally subject to the Option. In addition, if Employee is still employed by the Company as of the First Milestone, but thereafter (i) is terminated without Reasonable Cause or (ii) resigns for Good Reason, the Options shall, upon such termination or resignation, automatically vest and

-------------------
/1/ Note: the tentative calculation for the strike price is (580,738 x fair market value of the Company stock on date of grant - $1.84 million) 580,738. If any of the Founders does not become employed with Onyx this calculation will be adjusted as follows: instead of 580,738 in the numerator and denominator, the number will be 580,738 minus the number of options that would have been allocated to that Founder. I.e., options allocated to founders who do not join Onyx will revert back to Onyx and the total pool of founders' options will be decreased.]
/2/ Note: represents 18 months' worth of vesting on the 4 1/2 year schedule.

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become exercisable for an additional 11%/3/ of the total number of Onyx shares originally subject to the Option (in addition to that portion already vested and exercisable at the time of termination).

     Notwithstanding the foregoing, in the event of either (i) Employee's death or (ii) Employee's Permanent and Total Disability, the Options shall automatically vest and become immediately exercisable for a total of 100% of the total number of Onyx shares originally subject to the Option. Permanent and Total Disability is defined as if the Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than 12 months. An individual shall not be considered to be permanently and totally disabled unless he furnishes proof of the existence thereof in such form and manner, and at such times, at the Company Secretary may require.

          3.4.2 In addition to the Options detailed in Section 3.4.1 above, Employee shall be granted nonqualified stock options to purchase an additional 150,000 shares of Onyx common stock (the "Second Grant") pursuant to a non-plan grant, the terms of such non-plan grant to be materially consistent with the Company's 2001 Non-officer Employee Stock Compensation Plan. The exercise price of the Second Grant shall be the fair market value of the Company common stock on the date of grant. The options shall vest 25% on the first anniversary of the date of grant, with an additional 2.0833% each month thereafter, resulting in the option vesting 100% four years after the date of grant. For the avoidance of doubt, the acceleration provisions contained in Section 3.4.1 shall not apply to the Second Grant.

     3.5 Benefits. During the term of employment under this Agreement, the Employee shall be eligible to participate in the employee benefit plans and employee compensation programs maintained by the Company, including (without limitation) 401(k) and employee stock purchase plans, life, disability, medical, dental, vision, accident and other insurance programs, transportation fringe benefit plans, paid vacations, and similar plans or programs, subject in each case to the generally applicable terms and conditions of the plan or program in question and to the discretion and determinations of any person, committee or entity administering such plan or program. Company and Employee acknowledge that Employee shall be entitled to twenty (20) personal days off each year, which is higher than the standard Company policy of fifteen (15) days.

     3.6 Business Expenses and Travel. During the term of employment under this Agreement, the Employee shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with the Employees duties hereunder. The Company shall reimburse the Employee for such expenses in accordance with generally applicable policies.

     3.7 Relocation. Employee shall be required to relocate to Bellevue, Washington in conjunction with the offer of employment hereunder. Relocation benefits shall be paid to Employee pursuant to the Company's executive relocation plan, which is hereby incorporated by reference.

-------------------
/3/ Note: represents 6 months' worth of vesting on the 4 1/2 year schedule.

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     4.   TERMINATION OF EMPLOYMENT

     4.1 Death or Disability of the Employee. Notwithstanding anything in this Agreement to the contrary, with the exception for the vesting acceleration provisions in Section 3.4, this Agreement shall automatically terminate upon the death or disability of the Employee, as permitted by law. For the purpose of this Agreement, disability shall mean mental or physical illness or condition certified in writing by Employee's doctor(s), not including the death of the Employee, which either (i) significantly impairs the Employee's abilities to perform his duties for a period of ninety (90) consecutive days, or (ii) significantly impairs Employee's ability to perform his duties for one hundred eighty (180) days or more in any twelve month period.

     4.2 Termination of Employee. The Company may terminate the Employee's employment at any time and for any reason, with or without Reasonable Cause (as hereinafter defined) by providing written notice of termination to Employee, provided, however, that if such termination is without Reasonable Cause (i) the Company shall continue to pay to Employee the then current Base Salary for a period of three (3) months following the date of such termination and (ii) the vesting of Employee's Options shall be accelerated as provided in Section 3.4.

     4.3 Definition of Reasonable Cause. The term "Reasonable Cause" shall be defined as and strictly limited to one of the following grounds: (a) failure by the Employee to perform the duties under this Agreement, other than a failure resulting from Employee's complete or partial incapacity due to physical or mental illness or impairment; (b) gross misconduct by the Employee that is materially injurious to the Company; (c) breach by the Employee of a provision of this Agreement; (d) violation of federal or state law or regulation applicable to the business of the Company that is injurious to the Company; and
(e) violation of the Employee's statutory duty of loyalty to the Company. Upon termination of Employee's employment with the Company for Reasonable Cause, the Company shall be under no further obligation to the Employee, except to pay all accrued but unpaid base salary to the date of termination.

     4.4 Resignation by Employee For Good Reason. The Employee may resign from his or her employment with the Company for Good Reason (as defined below) with thirty (30) days' written notice. Following resignation by the Employee for Good Reason, the Company shall continue to pay to Employee the then current Base Salary for a period of three (3) months following the date of such termination and the vesting of Employee's Options shall be accelerated as provided in
Section 3.4. For purposes of this Agreement, "Good Reason" means the occurrence of any of the following without Employee's express written consent, unless, in the case of clauses (a), (c) and (d), such circumstances are fully corrected before the date of termination specified in the notice of termination given by Employee to the Company with respect to such circumstances: (a) failure by the Company to timely pay, or reduction by the Company, of Employee's annual base salary; (b) a requirement by Company that the principal place of business at which Employee performs his or her duties be changed to a location more than 50 miles from the current location; (c) a failure by the Company to continue in effect any benefits provided to Employee, unless the Company provides Employee with a plan or plans that provide substantially similar benefits, or the taking of any action by the Company that would adversely affect Employee's benefits under any such plans or deprive Employee of any material fringe benefit enjoyed by him or her, except to the extent that such loss or reduction of benefits is applicable to all employees of similar position and authority; or (d) any material breach by the Company of any provision of this Agreement.

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     5.  TRADE SECRETS AND ASSIGNMENT OF INVENTIONS

     5.1  Confidential Information

          5.1.1 Acknowledgement. The Company and the Employee acknowledge that the services to be performed by the Employee under this Agreement are unique and extraordinary and that, as a result of the Employee's employment, the Employee will be in a relationship of confidence and trust with the Company and will come into possession of "Confidential Information" (1) owned or controlled by the Company, (2) in the possession of the Company and belonging to third parties or
(3) conceived, originated, discovered or developed, in whole or in part, by the Employee. As used herein "Confidential Information" includes trade secrets and other confidential or proprietary business, technical, personnel or financial information, whether or not the Employee's work product, in written, graphic, oral or other tangible or intangible forms, including but not limited to specifications, samples, records, data, computer programs, drawings, diagrams, models, customer names, ID's or e-mail addresses, business or marketing plans, studies, analyses, projections and reports, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and software systems and processes. Any information that is not readily available to the public shall be considered to be a trade secret and confidential and proprietary, even if it is not specifically marked as such, unless the Company advises the Employee otherwise in writing.

          5.1.2 Nondisclosure. The Employee agrees that the Employee will not, without the prior written consent of the Company, directly or indirectly use or disclose Confidential Information to any person, during or after the Employee's employment, except as may be necessary in the ordinary course of performing the Employee's duties under this Agreement. The Employee will keep the Confidential Information in strictest confidence and trust. This Section 5.1.2 shall apply indefinitely, both during and after the term of this Agreement.

          5.1.3 Surrender Upon Termination. The Employee agrees that in the event of the termination of the Employee's employment for any reason, the Employee will immediately deliver to the Company all property belonging to the Company, including all documents and materials of any nature pertaining to the Employee's work with the Company, and will not take with the Employee any documents or materials of any description, or any reproduction thereof of any description, containing or pertaining to any Confidential Information. It is understood that the Employee is free to use information that is in the public domain (not as a result of a breach of this Agreement).

     5.2  Inventions and Creations Belong to the Corporation

          5.2.1 Any and all inventions, discoveries, improvements, or creations (collectively "Creations") which the Employee has conceived or made or may conceive or make during the period of employment under this Agreement in any way, directly or indirectly, connected with the Company's business shall be the sole and exclusive property of the Company. The Employee agrees that all copyrightable works created by the Employee or under the Company's direction in connection with the Company's business are "works made for hire" and shall be the sole and complete property of the Company and that any and all copyrights to such works shall belong to the Company. To the extent such works are not deemed to be "works made for hire," the Employee hereby assigns all proprietary rights, including copyright, in these works to the Company without further compensation.

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          5.2.2  The Employee further agrees to (i) disclose promptly to the
Company all such Creations which the Employee has made or may make solely, jointly, or commonly with others, (ii) assign all such Creations to the Company, and (iii) execute and sign any and all applications, assignments, or other instruments which the Company may deem necessary in order to enable it, at its expense, to apply for, prosecute, and obtain copyrights, patents or other proprietary rights in the United States and foreign countries or in order to transfer to the Company all right, title, and interest in said Creations.

          5.2.3 NOTICE REQUIRED BY REVISED CODE OF WASHINGTON 49.44.140: Any assignment of Inventions required by this Agreement does not apply to an Invention for which no equipment, supplies, facilities or trade secret information of the Company was used and which was developed entirely on the employee's own time, unless (a) the Invention relates (i) directly to the business of the Company or (ii) to the Company's actual or demonstrably anticipated research or development, or (b) the Invention results from any work performed by the employee for the Company.

     6.   MISCELLANEOUS

     6.1 Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

     6.2 Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) that are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. In addition, the Employee hereby acknowledges and agrees that this Agreement supersedes in its entirety any employment agreement between the Employee and the Company and the Employee and RevenueLab LLC. As of the effective date of this Agreement, any such employment agreements shall terminate without any further obligation by either party thereto, and the Employee hereby relinquishes any further rights that the Employee may have had under any such prior employment agreements.

     6.3 Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to the Employee at the home of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel.

     6.4 Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Washington. Jurisdiction and venue for any claims arising under this Agreement shall lie exclusively in King County, Washington State, USA.

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     6.5  Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

     6.6 No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this Subsection 6.6 shall be void.

     6.7 Employment at Will; Limitation of Remedies. The Company and the Employee acknowledge that the Employee's employment is at will, as defined under applicable law. If the Employee's employment terminates for any reason, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement.

     6.8 Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable taxes.


     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written. Employee has consulted (or has had the opportunity to consult) with his or her own counsel prior to execution of this Agreement.

                                       ONYX SOFTWARE CORPORATION


                                       By: /s/ Brent Frei
                                           -------------------------------------
                                           Brent Frei

                                       Its: Chief Executive Officer
                                            ------------------------------------


                                       EMPLOYEE


                                                    /s/ Kevin Corcoran
                                       -----------------------------------------
                                       Kevin Corcoran

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                                   Schedule l

Intentionally left blank.